EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Fourth quarter 2011 operating earnings (1) of $0.19 per diluted share, a 138% increase over same period prior year

Full year 2011 operating earnings of $0.66 per diluted share, a 450% increase over prior year

Non-covered, non-performing assets decreased 29% year-over-year to 1.09% of total assets

Fourth quarter 2011 non-covered net charge-offs decreased 53% over prior quarter and 72% over prior year

Non-covered loans and leases grew $229 million, or 4%, over prior year

Fourth quarter 2011 net interest margin at 4.13%, core net interest margin(1) at 3.87%

PORTLAND, Ore. – January 25, 2012 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc., today announced fourth quarter 2011 net earnings available to common shareholders of $21.3 million, or $0.19 per diluted common share, compared to net earnings available to common shareholders of $21.8 million, or $0.19 per diluted common share for the third quarter of 2011, and $8.1 million, or $0.07 per diluted common share, for the same period in the prior year. For the full year 2011, the Company reported net earnings available to common shareholders of $74.1 million, or $0.65 per diluted common share, compared to net earnings available to common shareholders of $16.1 million, or $0.15 per diluted common share for the prior year.

Operating earnings(1), defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, were $21.6 million, or $0.19 per diluted common share for the fourth quarter of 2011, compared to operating earnings of $22.1 million, or $0.19 per diluted common share for the third quarter of 2011, and $9.0 million, or $0.08 per diluted common share, for the same period in the prior year. For the full year 2011, the Company is reporting operating earnings of $75.7 million, or $0.66 per diluted common share, compared to operating earnings of $13.2 million, or $0.12 per diluted common share for the prior year.

Significant financial statement items for the fourth quarter of 2011 include:

•        Non-covered loans and leases grew $60 million, primarily comprised of commercial & industrial and residential real estate loans, and total non-covered loan commitments increased $27 million;

•         Record mortgage banking revenue of $9.4 million on closed loan volume of $363 million;

•         Non-covered, non-performing assets continues to decline, down to 1.09% of total assets;

•         Provision for non-covered loan losses and net charge-offs of $6.6 million;

•         The allowance for non-covered credit losses ended the quarter at 1.59% of total non-covered loans and leases;

(1) Operating earnings and Core net interest margin are considered “non-GAAP” financial measures. More information regarding these measurements and a reconciliation to the comparable GAAP measurements are provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

•         Net interest margin increased to 4.13% on a sequential quarter basis, primarily due to increased loan disposal gains within the covered loan portfolio and increased average non-covered loan balances, partially offset by lower investment and non-covered loan yields;

•         Core net interest margin(1) decreased 7 basis points to 3.87% in the fourth quarter due to lower investment and non-covered loan yields;

•         The cost of interest bearing deposits for the fourth quarter of 2011 was 0.58%, representing a decrease of 19 basis points on a sequential quarter basis;

•         Repurchased 2.4 million shares of common stock at a weighted average price of $11.65 per share;

•         Tangible common equity ratio of 9.14%; and

•         Total risk-based capital of 16.94%, and tier 1 common to risk weighted asset ratio of 12.76%.

Highlights for the full year of 2011 include:

•       Non-covered loans and leases grew $229 million, or 4%, and total non-covered loan commitments increased $353 million;

•       Provision for non-covered loan losses declined 59% year over year to $46.2 million;

•       Net charge-offs declined 54% year over year to $55 million;

•      Non-covered non-performing assets declined 29%, to 1.09% of total assets;

•      Net interest margin increased 2 basis points to 4.19% and core net interest margin (1) increased 3 basis points to 3.95% over prior year.

“During 2011, the Company reported improved earnings, credit quality, loan growth and shareholder return,” said Ray Davis, CEO of Umpqua Holdings Corporation.  “We recognize challenges still exist within the economy, yet we remain energized about our ability to advance our strategic initiatives and deliver better returns to our shareholders.”

Asset quality – Non-covered loan portfolio

Non-covered, non-performing assets were $125.6 million, or 1.09% of total assets, as of December 31, 2011, compared to $146.4 million, or 1.24% of total assets as of September 30, 2011, and $178.0 million, or 1.53% of total assets as of December 31, 2010. Of this amount, as of December 31, 2011, $80.6 million represented non-accrual loans, $10.8 million represented loans past due greater than 90 days and still accruing interest, and $34.2 million was other real estate owned (“OREO”).

The Company has aggressively charged-down impaired assets to their disposition values, and the assets are expected to be resolved at those levels, absent further declines in market prices. As of December 31, 2011, the non-covered, non-performing assets of $125.6 million have been written down by 38%, or $76.3 million, from their current par balance of $201.9 million.

The provision for non-covered loan losses for the fourth quarter of 2011 was $6.6 million, a 27% decrease from the prior quarter, and a 62% decrease from the same period of the prior year. This reflects continued improvement and stabilization of credit quality and the decline of non-performing loans. Total net charge-offs for the fourth quarter of 2011 declined to $6.6 million, the lowest level of net charge-offs since the third quarter of 2007, reducing the allowance for credit losses to 1.59% of non-covered loans and leases at December 31, 2011, as compared to 1.61% of total non-covered loans as of September 30, 2011 and 1.82% of total non-covered loans as of December 31, 2010. The annualized net charge-off rate for the fourth quarter of 2011 was 0.45%.

Non-covered loans past due 30 to 89 days were $35.2 million, or 0.60% of non-covered loans and leases as of December 31, 2011, as compared to $49.2 million, or 0.84% of non-covered loans and leases as of September 30, 2011, and $48.2 million, or 0.85% of non-covered loans and leases as of December 31, 2010.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Since 2007, the Company has been aggressively resolving problems arising from the current economic downturn. The following table recaps the Company’s credit quality trends since the second quarter of 2007, as it relates to the non-covered loan portfolio:

Credit quality trends – Non-covered loans

(Dollars in thousands)			Allowance for
			non-covered	Non-covered	Non-covered,
	Provision for	Non-covered	credit losses	loans	non-performing
	non-covered	Net	to non-covered	30-89 days	assets to
	loan losses	charge-offs	loans %	past due %	total assets %
Q2 2007	$ 3,413	$ 31	1.17%	0.56%	0.59%
Q3 2007	20,420	865	1.47%	0.99%	0.96%
Q4 2007	17,814	21,188	1.42%	0.64%	1.18%
Q1 2008	15,132	13,476	1.45%	1.13%	1.06%
Q2 2008	25,137	37,976	1.22%	0.31%	1.25%
Q3 2008	35,454	15,193	1.54%	1.16%	1.66%
Q4 2008	31,955	30,072	1.58%	0.96%	1.88%
Q1 2009	59,092	59,871	1.58%	1.47%	1.82%
Q2 2009	29,331	26,047	1.63%	0.80%	1.73%
Q3 2009	52,108	47,342	1.71%	0.76%	1.70%
Q4 2009	68,593	64,072	1.81%	0.69%	2.38%
Q1 2010	42,106	38,979	1.91%	0.93%	1.99%
Q2 2010	29,767	26,637	2.00%	0.70%	1.90%
Q3 2010	24,228	30,044	1.91%	1.41%	1.59%
Q4 2010	17,567	23,744	1.82%	0.85%	1.53%
Q1 2011	15,030	19,118	1.75%	1.25%	1.53%
Q2 2011	15,459	15,497	1.72%	0.76%	1.37%
Q3 2011	9,089	13,952	1.61%	0.84%	1.24%
Q4 2011	6,642	6,606	1.59%	0.60%	1.09%
Total	$518,337	$490,710

Non-covered construction loan portfolio

Total non-covered construction loans declined to $277 million as of December 31, 2011, representing a decrease of 7% since September 30, 2011, and a decrease of 33% from December 31, 2010. Within this portfolio, the residential development loan segment was $90 million, or 2% of the total non-covered loan portfolio. Of this amount, $15.8 million represented non-performing loans and $34.0 million were classified as performing restructured loans. The residential development loan segment has decreased $58 million, or 39%, since December 31, 2010.

The remaining $187 million in non-covered construction loans as of December 31, 2011, primarily represent commercial construction projects. Of this amount, $3.9 million represented non-performing loans and $20.0 million were classified as performing restructured loans.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.56 billion as of December 31, 2011. Of this total, $2.40 billion are non-owner occupied and $1.16 billion are owner occupied. Of the total term commercial real estate portfolio, $44.5 million were on non-accrual status, no amounts were past due 90 days or more and accruing interest, and $18.5 million were past due 30-89 days as of December 31, 2011. Of the total non-covered commercial real estate portfolio, 6% matures in 2012, 7% in 2013, 18% in years 2014-2015, and 21% in years 2016-2017. The remaining 48% of the portfolio matures in or after the year 2018.

Non-covered restructured loans

Non-covered restructured loans on accrual status were $80.6 million as of December 31, 2011, as compared to $80.6 million as of September 30, 2011 and $84.4 million as of December 31, 2010.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio: non-performing asset detail by type and by region, loans past due 30 to 89 days by type and by region, loans past due 30 to 89 days trends, restructured loans on accrual status by type and by region, commercial real estate by type and region, maturity and year of origination, along with the commercial construction and commercial loan portfolio by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $19.5 million, or 0.17% of total assets, as of December 31, 2011, as compared to $23.0 million, or 0.20% of total assets, as of September 30, 2011, and $29.9 million, or 0.26% of total assets, as of December 31, 2010. The total non-performing assets balance for all periods presented represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans. As a result, individual loans underlying the loan pools are not reported as non-performing. Rather, accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool. To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of the loan pool continues to accrete into income at the effective rate.

As of acquisition date, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be offset by a corresponding decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Net interest margin

The Company reported a tax equivalent net interest margin of 4.13% for the fourth quarter of 2011, as compared to 4.12% for the third quarter of 2011, and 4.14% for the fourth quarter of 2010. The increase in net interest margin in the current quarter over the prior quarter resulted primarily from the increase in average non-covered loans outstanding, increase in loan disposal gains from the covered loan portfolio and a decrease in the cost of interest bearing deposits, partially offset by the decrease in interest bearing cash, the decline in non-covered loan yields and the decline in investment yields. The decrease in net interest margin in the current quarter over the same quarter of the prior year resulted primarily from a decrease in covered loans, a decrease in loan disposal gains from the covered loan portfolio, the decline in non-covered loan yields and the decline in investment yields, partially offset by the decrease in interest bearing cash, the increase in average investment security balances, increased average non-covered loans outstanding and declining cost of interest bearing deposits.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $6.7 million of interest income in the fourth quarter of 2011, as compared to $4.8 million in the third quarter of 2011 and $13.3 million in the fourth quarter of 2010. While dispositions of covered loans positively impact net interest margin, we recognize a corresponding decrease to the change in FDIC indemnification asset at the incremental loss-sharing rate within other non-interest income. Excluding the impact of covered loan disposal gains, consolidated net interest margin would have been 3.88% for the current quarter, 3.94% for the prior quarter, and 3.64% in the same quarter of the prior year.

Interest and fee recoveries on non-accrual loans during the fourth quarter of 2011 were $0.2 million, positively impacting the net interest margin by 1 basis point, as compared to reversals of $0.1 million for the third quarter of 2011 and $0.9 million in the fourth quarter of 2010. Excluding the impact of loan disposal gains and interest and fee reversals on non-accrual loans, our core net interest margin was 3.87% for the fourth quarter of 2011, 3.94% for the third quarter of 2011 and 3.67% for the fourth quarter of 2010. Core net interest margin is considered a “non-GAAP” financial measure. More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

For the seventeenth consecutive quarter, the Company has reduced the cost of interest bearing deposits. As a result of these efforts, the cost of interest bearing deposits was 0.58% for the fourth quarter of 2011, 19 basis points lower than the third quarter of 2011 and 39 basis points lower than the fourth quarter of 2010. Management closely and continually monitors market deposit rates and develops our pricing strategy to ensure we are competitive in the market and in-line with our liquidity position and funding needs.

Mortgage banking revenue

The Company recorded a record $9.4 million in total mortgage banking revenue during the fourth quarter of 2011, on closed loan volume of $363 million. This represents a 32% increase in revenue over the third quarter of 2011 and a 27% increase in revenue over the same period of the prior year. In the fourth quarter of 2011, the Company recognized a decrease in the fair value of the mortgage servicing right assets in the income statement of $1.0 million. The decline is primarily related to historically low mortgage rates during the quarter that have led to elevated levels of refinancing activity. Income from the origination and sale of mortgage loans was $9.2 million in the fourth quarter, representing a 26% increase over the prior quarter, and a 24% increase as compared to the same quarter of the prior year. As of December 31, 2011, the Company serviced $2.0 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $18.2 million, or 0.90% of the total serviced portfolio principal balance.

Fair value of junior subordinated debentures

The Company recognized a $0.6 million loss from the change in fair value of junior subordinated debentures during the fourth quarter of 2011. The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of December 31, 2011, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread. The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

As these instruments are no longer being originated or actively traded in the primary or secondary markets, the quarterly fair value adjustments are difficult to estimate. We utilize an income approach valuation technique to determine the fair value of these liabilities using our estimation of market discount rate assumptions. The Company monitors activity in the trust preferred and related markets, to the extent available, changes related to the current and anticipated future interest rate environment, and considers our entity-specific creditworthiness, to validate the reasonableness of the credit risk adjusted spread and effective yield utilized in our discounted cash flow model. Absent changes to the significant inputs utilized in the discounted cash flow model used to measure the fair value of these instruments at each reporting period, the cumulative discount for each junior subordinated debenture will reverse over time, ultimately returning the carrying values of these instruments to their notional values at their expected redemption dates. As of December 31, 2011, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $82.9 million.

Non-interest expense

Total non-interest expense for the fourth quarter of 2011 was $85.3 million, compared to $86.2 million for the third quarter of 2011 and $87.9 million for the fourth quarter of 2010. Included in non-interest expense are several categories that are outside of the operational control of the Company or depend on changes in market values, including FDIC deposit insurance assessments and gain or loss on other real estate owned, as well as infrequently occurring expenses such as merger related costs. Excluding these non-controllable, valuation related or infrequently occurring items, the remaining non-interest expense items totaled $79.6 million for the fourth quarter of 2011, as compared to $77.3 million for the third quarter of 2011, and $77.8 million for the fourth quarter of 2010. The increase in non-interest expense in the current period over the prior quarter primarily relates to increased salaries and benefits expense related to mortgage and commercial banking loan production and the full-phase in of costs related to ten new stores opened in the second half of 2011.

During the fourth quarter of 2011, the Company incurred external loan collection and OREO management expense of $4.4 million, compared to $3.7 million for the third quarter of 2011, and $5.0 million for the fourth quarter of 2010. Mortgage production related expense was $6.5 million in the fourth quarter of 2011, compared to $5.3 million in the third quarter of 2011, and $4.9 million for the fourth quarter of 2010.

Total FDIC deposit insurance assessments during the fourth quarter of 2011 were $2.2 million, compared to $1.9 million in the prior quarter, and $4.2 million for the fourth quarter of 2010. The decrease in the deposit insurance expense in the current quarter as compared to the same period of the prior year resulted from a structural change in the deposit assessment calculation and rate schedule effective in the second quarter of 2011.

Income taxes

The Company recorded a provision for income taxes of $10.7 million in the fourth quarter of 2011, representing an effective tax rate of 33.4% on an annualized basis. The change in the effective income tax rate in the quarter reflects the effects of permanent differences on our taxable income year to date.

Balance sheet

Total consolidated assets as of December 31, 2011 were $11.6 billion, compared to $11.8 billion on September 30, 2011 and $11.7 billion a year ago. Total gross loans and leases (covered and non-covered), and deposits, were $6.5 billion and $9.2 billion, respectively, as of December 31, 2011, as compared to $6.5 billion and $9.4 billion, respectively, as of September 30, 2011, and $6.4 billion and $9.4 billion, respectively, as of December 31, 2010.

Total non-covered loans held for investment increased $60.0 million during the fourth quarter of 2011. This increase is principally due to new loan production in the current period, and primarily relates to growth in the commercial & industrial and residential real estate segments of our loan portfolio. Excluding non-covered charge-offs of $9.1 million, the non-covered loan portfolio increased $69.1 million in the current quarter. Covered loans declined $49.7 million during the fourth quarter of 2011. The covered loan portfolio will continue to run-off over time as borrower payments are received and as we work out and resolve troubled credits.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Total deposits decreased $167.7 million, or 2%, on a sequential quarter basis, and $197.1 million, or 2%, from the same period of the prior year. The decline in deposits primarily results from the run-off of higher priced time deposits. The increase in securities sold under agreements to repurchase over the past year results from the FDIC discontinuing the allowance of collateralization for uninsured non-public funds deposits, while various customers still require some form of collateralization based on their business requirements.

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market. At December 31, 2011, the Company had $446 million of interest bearing cash earning 0.25%, the target Federal Funds Rate. Over the course of the year, for interest bearing cash in excess of our internal target balance range, we have purchased short duration government-sponsored investment securities to match and offset the interest expense associated with the growth in our deposits. The Company’s available for sale investment portfolio was $3.2 billion as of December 31, 2011, representing a 9% increase over the prior year. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and to fund anticipated future loan production. Including secured off-balance sheet lines of credit, total available liquidity to the Company was $4.8 billion as of December 31, 2011, representing 41% of total assets and 51% of total deposits.

Capital

As of December 31, 2011, total shareholders’ equity was $1.7 billion, comprised entirely of common equity. Book value per common share was $14.91, tangible book value per common share was $8.87 and the ratio of tangible common equity to tangible assets was 9.14% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below). In the fourth quarter the Company repurchased 2.4 million shares of common stock at an aggregate cost of $27.6 million (average price of $11.65 per share). The Company may repurchase up to 12.6 million of additional shares under the share repurchase plan, and will remain opportunistic based on market conditions.

The Company’s estimated total risk-based capital ratio as of December 31, 2011 is 16.94%. This represents a decrease from September 30, 2011, as a result of increased risk weighted assets primarily due to non-covered loan growth and the decrease in capital due to the common stock repurchased during the quarter. Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%. The Company’s estimated Tier 1 common to risk weighted assets ratio is 12.76% as of December 31, 2011. These capital ratios as of December 31, 2011 are estimates pending completion and filing of the Company’s regulatory reports.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, Umpqua may recognize one-time bargain purchase gains on certain FDIC-assisted acquisitions that are not reflective of Umpqua’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

Quarter ended:	Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	% Change	% Change

Net earnings available to common shareholders	$21,279	$21,757	$8,140	(2)%	161%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	332	332	332	0%	0%
Merger related expenses, net of tax (1)	34	31	574	10%	(94)%
Operating earnings	$21,645	$22,120	$9,046	(2)%	139%

Earnings per diluted share:
Earnings available to common shareholders	$0.19	$0.19	$0.07	0%	171%
Operating earnings	$0.19	$0.19	$0.08	0%	138%

Year Ended:	Year over Year
(Dollars in thousands, except per share data)	Dec 31, 2011	Dec 31, 2010	% Change

Net earnings available to common shareholders	$74,140	$16,067	361%
Adjustments:
Net loss (gain) on junior subordinated debentures carried at fair value, net of tax (1)	1,318	(2,988)	(144)%
Bargain purchase gain on acquisitions, net of tax (1)	--	(3,862)	(100)%
Merger related expenses, net of tax (1)	216	4,005	(95)%
Operating earnings	$75,674	$13,222	472%

Earnings per diluted share:
Earnings available to common shareholders	$0.65	$0.15	333%
Operating earnings	$0.66	$0.12	450%

(1)     Income tax effect of pro forma operating earnings adjustments at 40%.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Management believes pre-tax, pre-credit cost operating income is a useful financial measure because it enables investors to assess the Company’s ability to generate income and capital to cover credit losses through a credit cycle. Management uses this measure to evaluate core operating results exclusive of credit costs, which are often market driven or outside of the Company’s control, to monitor how we are growing core pre-tax income of the Company over time, through organic growth and acquisitions. Pre-tax, pre-credit cost operating income is calculated starting with operating earnings (as defined above) and adding back operating provision for income taxes, preferred stock dividends, earnings allocated to participating securities, provision for loan and lease losses, net gains or losses on other real estate owned and credit related external workout costs. For covered losses and expenses that are subject to loss-share, we have also deducted the associated gain recognized on the FDIC indemnification asset.

The following table provides the reconciliation of operating earnings (non-GAAP) to pre-tax, pre-credit cost operating income (non-GAAP) for the periods presented (the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP) is provided in the preceding tables):

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	% Change	% Change

Operating earnings	$21,645	$22,120	$9,046	(2)%	139%
Adjustments:
Provision for non-covered loan and lease losses	6,642	9,089	17,567	(27)%	(62)%
Provision for covered loan and lease losses	698	4,420	4,484	(84)%	(84)%
Net loss on non-covered other real estate owned	1,723	2,289	4,555	(25)%	(62)%
Net loss on covered other real estate owned	1,703	4,755	328	(64)%	419%
Non-covered loan & OREO workout costs	2,149	1,725	3,242	25%	(34)%
Covered loan & OREO workout costs	2,281	1,974	1,749	16%	30%
Covered losses impact on FDIC indemnification asset	(3,746)	(8,919)	(4,849)	(58)%	(23)%
Operating provision for income taxes	10,966	10,959	4,807	0%	128%
Dividends and undistributed earnings allocated to participating securities	103	105	18	(2)%	472%
Pre-tax, pre-credit cost operating income	$44,164	$48,517	$40,947	(9)%	8%

	Year Ended:		Year over Year
(Dollars in thousands, except per share data)	Dec 31, 2011	Dec 31, 2010	% Change

Operating earnings	$75,674	$13,222	472%
Adjustments:
Provision for non-covered loan and lease losses	46,220	113,668	(59)%
Provision for covered loan and lease losses	16,141	5,151	213%
Net loss on non-covered other real estate owned	10,690	8,097	32%
Net loss (gain) on covered other real estate owned	7,481	(2,172)	(444)%
Non-covered loan & OREO workout costs	8,909	9,078	(2)%
Covered loan & OREO workout costs	8,243	5,192	59%
Covered losses impact on FDIC indemnification asset	(25,492)	(6,375)	300%
Operating provision for income taxes	37,765	3,908	866%
Dividends and undistributed earnings allocated to participating securities	356	67	431%
Preferred stock dividends	--	12,192	(100)%
Pre-tax, pre-credit cost operating income	$185,987	$162,028	15%

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Management believes core net interest income and core net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate core net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Core net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Core net interest margin is calculated by dividing annualized core net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to core net interest income (non-GAAP), and net interest margin (GAAP) to core net interest margin (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	% Change	% Change

Net interest income	$106,655	$107,534	$107,115	(1)%	0%
Tax equivalent adjustment (1)	1,091	1,053	1,066	4%	2%
Net interest income – tax equivalent basis (1)	107,746	108,587	108,181	(1)%	0%

Adjustments:
Interest and fee recoveries or reversals on non-accrual loans	(167)	149	938	(212)%	(118)%
Covered loan disposal gains	(6,660)	(4,793)	(13,272)	39%	(50)%
Core net interest income – tax equivalent basis (1)	$100,919	$103,943	$95,847	(3)%	5%

Average interest earning assets	$10,348,231	$10,455,398	$10,355,332	(1)%	0%

Net interest margin – consolidated (1)	4.13%	4.12%	4.14%
Core net interest margin – consolidated (1)	3.87%	3.94%	3.67%

	Year Ended:		Year over Year
(Dollars in thousands, except per share data)	Dec 31, 2011	Dec 31, 2010	% Change

Net interest income	$428,452	$394,784	9%
Tax equivalent adjustment (1)	4,296	4,270	1%
Net interest income – tax equivalent basis (1)	432,748	399,054	8%

Adjustments:
Interest and fee reversals on non-accrual loans	1,751	3,259	(46)%
Covered loan disposal gains	(26,327)	(26,945)	(2)%
Core net interest income – tax equivalent basis (1)	$408,172	$375,368	9%

Average interest earning assets	$10,332,242	$9,567,341	8%

Net interest margin – consolidated (1)	4.19%	4.17%
Core net interest margin – consolidated (1)	3.95%	3.92%

(1)     Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less preferred stock and less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010

Total shareholders' equity	$1,672,413	$1,695,120	$1,642,574
Subtract:
Goodwill and other intangible assets, net	677,224	678,448	681,969
Tangible common shareholders' equity	$995,189	$1,016,672	$960,605

Total assets	$11,563,355	$11,772,883	$11,668,710
Subtract:
Goodwill and other intangible assets, net	677,224	678,448	681,969
Tangible assets	$10,886,131	$11,094,435	$10,986,741

Common shares outstanding at period end	112,164,891	114,538,536	114,536,814

Tangible common equity ratio	9.14%	9.16%	8.74%
Tangible book value per common share	$8.87	$8.88	$8.39

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, January 26, 2012, at 10:00 a.m. PST (1:00 p.m. EST) during which the company will discuss fourth quarter and 2011 year end results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing 888-349-9618 a few minutes before 10:00 a.m. The conference ID is “7348653.” A re-broadcast will be available approximately two hours after the conference call by dialing 888-203-1112 and entering passcode “7348653” or by visiting www.umpquaholdingscorp.com. Information to be discussed in the teleconference will be available on the company’s website after the market closes on Wednesday, January 25, 2012.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about continuing to advance our strategic initiatives, our pricing strategy, our success in resolving remaining credits at the estimated disposition value of related collateral, the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio, loan production, valuations of junior subordinated debentures and our plans to hold a large interest bearing cash position, relative to historical levels. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, unanticipated weakness in loan demand, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our inability to effectively manage problem credits, certain loan assets becoming ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, unanticipated increases in the cost of deposits and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	% Change	% Change
Interest income
Non-covered loans and leases	$80,607	$81,041	$83,269	(1)%	(3)%
Covered loans and leases	21,288	20,950	26,263	2%	(19)%
Interest and dividends on investments:
Taxable	17,462	21,932	18,323	(20)%	(5)%
Exempt from federal income tax	2,174	2,136	2,184	2%	0%
Dividends	3	2	5	50%	(40)%
Temporary investments & interest bearing deposits	383	466	633	(18)%	(39)%
Total interest income	121,917	126,527	130,677	(4)%	(7)%
Interest expense
Deposits	10,800	14,579	19,076	(26)%	(43)%
Repurchase agreements and fed funds purchased	134	152	135	(12)%	(1)%
Term debt	2,333	2,332	2,397	0%	(3)%
Junior subordinated debentures	1,995	1,930	1,954	3%	2%
Total interest expense	15,262	18,993	23,562	(20)%	(35)%
Net interest income	106,655	107,534	107,115	(1)%	0%
Provision for non-covered loan and lease losses	6,642	9,089	17,567	(27)%	(62)%
Provision for covered loan and lease losses	698	4,420	4,484	(84)%	(84)%
Non-interest income
Service charges	7,886	8,849	8,168	(11)%	(3)%
Brokerage fees	3,019	3,115	3,274	(3)%	(8)%
Mortgage banking revenue, net	9,384	7,084	7,389	32%	27%
Net (loss) gain on investment securities	(43)	1,813	(87)	(102)%	(51)%
Loss on junior subordinated debentures
carried at fair value	(554)	(554)	(554)	0%	0%
Change in FDIC indemnification asset	(5,133)	1,611	(5,370)	(419)%	(4)%
Other income	3,569	2,860	2,341	25%	52%
Total non-interest income	18,128	24,778	15,161	(27)%	20%
Non-interest expense
Salaries and employee benefits	46,039	45,023	44,067	2%	4%
Net occupancy and equipment	13,417	12,803	12,344	5%	9%
Intangible amortization	1,224	1,222	1,357	0%	(10)%
FDIC assessments	2,207	1,867	4,186	18%	(47)%
Net loss on non-covered other real estate owned	1,723	2,289	4,555	(25)%	(62)%
Net loss on covered other real estate owned	1,703	4,755	328	(64)%	419%
Merger related expenses	57	51	957	12%	(94)%
Other expense	18,969	18,214	20,070	4%	(5)%
Total non-interest expense	85,339	86,224	87,864	(1)%	(3)%
Income before provision for income taxes	32,104	32,579	12,361	(1)%	160%
Provision for income taxes	10,722	10,717	4,203	0%	155%
Net income	21,382	21,862	8,158	(2)%	162%
Dividends and undistributed earnings
allocated to participating securities	103	105	18	(2)%	472%
Net earnings available to common shareholders	$21,279	$21,757	$8,140	(2)%	161%

Weighted average basic shares outstanding	113,164,505	114,540,500	114,533,505	(1)%	(1)%
Weighted average diluted shares outstanding	113,320,750	114,691,063	114,773,205	(1)%	(1)%
Earnings per common share – basic	$0.19	$0.19	$0.07	0%	171%
Earnings per common share – diluted	$0.19	$0.19	$0.07	0%	171%

nm = not meaningful

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

	Year Ended
(Dollars in thousands, except per share data)	Dec 31, 2011	Dec 31, 2010	% Change
Interest income
Loans and leases	$319,702	$336,320	(5)%
Covered loans and leases	86,011	73,812	17%
Interest and dividends on investments:
Taxable	85,785	67,388	27%
Exempt from federal income tax	8,653	8,839	(2)%
Dividends	12	14	(14)%
Temporary investments & interest bearing cash	1,590	2,223	(28)%
Total interest income	501,753	488,596	3%
Interest expense
Deposits	55,743	76,241	(27)%
Repurchase agreements and fed funds purchased	539	517	4%
Term debt	9,255	9,229	0%
Junior subordinated debentures	7,764	7,825	(1)%
Total interest expense	73,301	93,812	(22)%
Net interest income	428,452	394,784	9%
Provision for non-covered loan and lease losses	46,220	113,668	(59)%
Provision for covered loan and lease losses	16,141	5,151	213%
Non-interest income
Service charges	33,096	34,874	(5)%
Brokerage fees	12,787	11,661	10%
Mortgage banking revenue, net	26,550	21,214	25%
Net gain on investment securities	7,376	1,912	286%
(Loss) gain on junior subordinated debentures
carried at fair value	(2,197)	4,980	(144)%
Bargain purchase gain on acquisitions	--	6,437	(100)%
Change in FDIC indemnification asset	(6,168)	(16,445)	(62)%
Other income	12,674	11,271	12%
Total non-interest income	84,118	75,904	11%
Non-interest expense
Salaries and employee benefits	179,480	162,875	10%
Net occupancy and equipment	51,284	45,940	12%
Intangible amortization	4,948	5,389	(8)%
FDIC assessments	10,768	15,095	(29)%
Net loss on non-covered other real estate owned	10,690	8,097	32%
Net loss (gain) on covered other real estate owned	7,481	(2,172)	(444)%
Merger related expenses	360	6,675	(95)%
Other expense	73,960	75,839	(2)%
Total non-interest expense	338,971	317,738	7%
Income before provision for income taxes	111,238	34,131	226%
Provision for income taxes	36,742	5,805	533%
Net income	74,496	28,326	163%
Dividends and undistributed earnings
allocated to participating securities	356	67	431%
Preferred stock dividend	--	12,192	(100)%
Net earnings available to common shareholders	$74,140	$16,067	361%

Weighted average basic shares outstanding	114,219,871	107,922,560	6%
Weighted average diluted shares outstanding	114,408,580	108,153,469	6%
Earnings per common share – basic	$0.65	$0.15	333%
Earnings per common share – diluted	$0.65	$0.15	333%

nm = not meaningful

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Umpqua Holdings Corporation Consolidated Balance Sheets
(Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	% Change	% Change
Assets:
Cash and due from banks	$152,265	$151,548	$111,946	0%	36%
Interest bearing deposits	445,954	767,617	891,634	(42)%	(50)%
Temporary investments	547	552	545	(1)%	0%
Investment securities:
Trading, at fair value	2,309	2,481	3,024	(7)%	(24)%
Available for sale, at fair value	3,168,578	3,090,064	2,919,180	3%	9%
Held to maturity, at amortized cost	4,714	4,877	4,762	(3)%	(1)%
Loans held for sale	98,691	94,295	75,626	5%	30%
Non-covered loans and leases	5,888,098	5,828,114	5,658,987	1%	4%
Allowance for non-covered loan and lease losses	(92,968)	(92,932)	(101,921)	0%	(9)%
Loans and leases, net	5,795,130	5,735,182	5,557,066	1%	4%
Covered loans and leases, net	622,451	672,130	785,898	(7)%	(21)%
Restricted equity securities	32,581	32,709	34,475	0%	(5)%
Premises and equipment, net	152,366	146,887	136,599	4%	12%
Mortgage servicing rights, at fair value	18,184	16,612	14,454	9%	26%
Goodwill and other intangibles, net	677,224	678,448	681,969	0%	(1)%
Non-covered other real estate owned	34,175	34,787	32,791	(2)%	4%
Covered other real estate owned	19,491	23,039	29,863	(15)%	(35)%
FDIC indemnification asset	91,089	106,378	146,413	(14)%	(38)%
Other assets	247,606	215,277	242,465	15%	2%
Total assets	$11,563,355	$11,772,883	$11,668,710	(2)%	(1)%

Liabilities:
Deposits	$9,236,690	$9,404,410	$9,433,805	(2)%	(2)%
Securities sold under agreements to repurchase	124,605	146,361	73,759	(15)%	69%
Term debt	255,676	256,198	262,760	0%	(3)%
Junior subordinated debentures, at fair value	82,905	82,324	80,688	1%	3%
Junior subordinated debentures, at amortized cost	102,544	102,624	102,866	0%	0%
Other liabilities	88,522	85,846	72,258	3%	23%
Total liabilities	9,890,942	10,077,763	10,026,136	(2)%	(1)%

Shareholders' equity:
Common stock	1,514,913	1,541,753	1,540,928	(2)%	(2)%
Retained earnings	123,726	110,237	76,701	12%	61%
Accumulated other comprehensive income	33,774	43,130	24,945	(22)%	35%
Total shareholders' equity	1,672,413	1,695,120	1,642,574	(1)%	2%
Total liabilities and shareholders' equity	$11,563,355	$11,772,883	$11,668,710	(2)%	(1)%

Common shares outstanding at period end	112,164,891	114,538,536	114,536,814	(2)%	(2)%
Book value per common share	$14.91	$14.80	$14.34	1%	4%
Tangible book value per common share	$8.87	$8.88	$8.39	0%	6%
Tangible equity - common	$995,189	$1,016,672	$960,605	(2)%	4%
Tangible common equity to tangible assets	9.14%	9.16%	8.74%

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results January 25, 2012 Page 16 of 30 Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Dec 31, 2011		Sep 30, 2011		Dec 31, 2010		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied	$2,395,919	41%	$2,393,732	41%	$2,399,665	42%	0%	0%
Owner occupied	1,162,376	20%	1,149,242	20%	1,083,810	19%	1%	7%
Residential real estate	566,357	10%	535,837	9%	484,185	9%	6%	17%
Construction	277,210	5%	299,599	5%	412,892	7%	(7)%	(33)%
Total real estate	4,401,862	75%	4,378,410	75%	4,380,552	77%	1%	0%
Commercial	1,427,865	24%	1,397,910	24%	1,224,416	22%	2%	17%
Leases	29,845	1%	30,028	1%	31,008	1%	(1)%	(4)%
Installment and other	39,606	1%	33,016	1%	34,041	1%	20%	16%
Deferred loan fees, net	(11,080)	0%	(11,250)	0%	(11,030)	0%	(2)%	0%
Total	$5,888,098	100%	$5,828,114	100%	$5,658,987	100%	1%	4%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio, Net
(Unaudited)
(Dollars in thousands)	Dec 31, 2011		Sep 30, 2011		Dec 31, 2010		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate	$468,800	75%	$500,476	74%	$573,264	73%	(6)%	(18)%
Residential real estate	63,598	10%	69,079	10%	75,605	10%	(8)%	(16)%
Construction	28,898	5%	32,165	5%	42,213	5%	(10)%	(32)%
Total real estate	561,296	90%	601,720	90%	691,082	88%	(7)%	(19)%
Commercial	53,610	9%	62,279	9%	83,722	11%	(14)%	(36)%
Installment and other	7,545	1%	8,131	1%	11,094	1%	(7)%	(32)%
Total	$622,451	100%	$672,130	100%	$785,898	100%	(7)%	(21)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Dec 31, 2011		Sep 30, 2011		Dec 31, 2010		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$1,913,121	21%	$1,940,865	21%	$1,616,687	17%	(1)%	18%
Demand, interest bearing	993,579	11%	889,643	9%	927,224	10%	12%	7%
Money market	3,661,785	40%	3,676,265	39%	3,467,549	37%	0%	6%
Savings	386,528	4%	384,540	4%	349,695	4%	1%	11%
Time	2,281,677	25%	2,513,097	27%	3,072,650	33%	(9)%	(26)%
Total	$9,236,690	100%	$9,404,410	100%	$9,433,805	100%	(2)%	(2)%

Total core deposits-ending (1)	$7,607,185	82%	$7,591,561	81%	$7,242,749	77%	0%	5%

Number of open accounts:
Demand, non-interest bearing	180,271		182,207		175,421		(1)%	3%
Demand, interest bearing	49,144		45,846		45,016		7%	9%
Money market	40,545		41,524		40,391		(2)%	0%
Savings	84,519		84,404		86,773		0%	(3)%
Time	32,153		34,336		41,832		(6)%	(23)%
Total	386,632		388,317		389,433		0%	(1)%

Average balance per account:
Demand, non-interest bearing	$10.6		$10.7		$9.2
Demand, interest bearing	20.2		19.4		20.6
Money market	90.3		88.5		85.8
Savings	4.6		4.6		4.0
Time	71.0		73.2		73.5
Total	$23.9		$24.2		24.2
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans on non-accrual status	$80,562	$99,856	$138,177	(19)%	(42)%
Non-covered loans past due 90+ days & accruing	10,821	11,716	7,071	(8)%	53%
Total non-performing loans	91,383	111,572	145,248	(18)%	(37)%
Non-covered other real estate owned	34,175	34,787	32,791	(2)%	4%
Total	$125,558	$146,359	$178,039	(14)%	(29)%

Non-covered performing restructured loans	$80,563	$80,590	$84,441	0%	(5)%

Non-covered loans past due 30-89 days	$35,227	$49,205	$48,217	(28)%	(27)%
Non-covered loans past due 30-89 days to non-covered loans and leases	0.60%	0.84%	0.85%

Non-covered, non-performing loans to
non-covered loans and leases	1.55%	1.91%	2.57%
Non-covered, non-performing assets to total assets	1.09%	1.24%	1.53%

Covered non-performing assets:
Covered loans on non-accrual status	$--	$--	$--	nm	nm
Total non-performing loans	--	--	--	nm	nm
Covered other real estate owned	19,491	23,039	29,863	(15)%	(35)%
Total	$19,491	$23,039	$29,863	(15)%	(35)%

Covered non-performing loans to
covered loans and leases	--%	--%	--%
Covered non-performing assets to total assets	0.17%	0.20%	0.26%

Total non-performing assets:
Loans on non-accrual status	$80,562	$99,856	$138,177	(19)%	(42)%
Loans past due 90+ days & accruing	10,821	11,716	7,071	(8)%	53%
Total non-performing loans	91,383	111,572	145,248	(18)%	(37)%
Other real estate owned	53,666	57,826	62,654	(7)%	(14)%
Total	$145,049	$169,398	$207,902	(14)%	(30)%

Non-performing loans to loans and leases	1.40%	1.72%	2.25%
Non-performing assets to total assets	1.25%	1.44%	1.78%

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	% Change	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$92,932	$97,795	$108,098
Provision for non-covered loan and lease losses	6,642	9,089	17,567	(27)%	(62)%

Charge-offs	(9,112)	(16,453)	(25,770)	(45)%	(65)%
Recoveries	2,506	2,501	2,026	0%	24%
Net charge-offs	(6,606)	(13,952)	(23,744)	(53)%	(72)%

Total allowance for non-covered loan and lease losses	92,968	92,932	101,921	0%	(9)%

Reserve for unfunded commitments	940	971	818	(3)%	15%
Total allowance for non-covered credit losses	$93,908	$93,903	$102,739	0%	(9)%

Net charge-offs to average non-covered
loans and leases (annualized)	0.45%	0.96%	1.66%
Recoveries to gross charge-offs	27.50%	15.20%	7.86%
Allowance for non-covered credit losses to
non-covered loans and leases	1.59%	1.61%	1.82%

	Year Ended:
(Dollars in thousands)	Dec 31, 2011	Dec 31, 2010	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$101,921	$107,657
Provision for non-covered loan and lease losses	46,220	113,668	(59)%

Charge-offs	(65,051)	(128,501)	(49)%
Recoveries	9,878	9,097	9%
Net charge-offs	(55,173)	(119,404)	(54)%

Total allowance for non-covered loan and lease losses	92,968	101,921	(9)%

Reserve for unfunded commitments	940	818	15%
Total allowance for non-covered credit losses	$93,908	$102,739	(9)%

Net charge-offs to average non-covered
loans and leases	0.96%	2.06%
Recoveries to gross charge-offs	15.19%	7.08%

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	Change	Change
Average Rates:
Yield on non-covered loans and leases	5.36%	5.51%	5.73%	(0.15)	(0.37)
Yield on covered loans and leases	12.96%	12.04%	12.86%	0.92	0.10
Yield on taxable investments	2.42%	2.96%	2.87%	(0.54)	(0.45)
Yield on tax-exempt investments (1)	5.63%	5.77%	5.74%	(0.14)	(0.11)
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.25%	0.00	0.00
Total yield on earning assets (1)	4.72%	4.84%	5.05%	(0.12)	(0.33)

Cost of interest bearing deposits	0.58%	0.77%	0.97%	(0.19)	(0.39)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.38%	0.49%	0.79%	(0.11)	(0.41)
Cost of term debt	3.62%	3.61%	3.57%	0.01	0.05
Cost of junior subordinated debentures	4.28%	4.15%	4.24%	0.13	0.04
Total cost of interest bearing liabilities	0.76%	0.93%	1.12%	(0.17)	(0.36)

Net interest spread (1)	3.96%	3.91%	3.93%	0.05	0.03
Net interest margin – Consolidated (1)	4.13%	4.12%	4.14%	0.01	(0.01)

Net interest margin – Bank (1)	4.20%	4.19%	4.21%	0.01	(0.01)

As reported (GAAP):
Return on average assets	0.73%	0.74%	0.28%	(0.01)	0.45
Return on average tangible assets	0.77%	0.78%	0.29%	(0.01)	0.48
Return on average common equity	5.03%	5.11%	1.95%	(0.08)	3.08
Return on average tangible common equity	8.43%	8.55%	3.30%	(0.12)	5.13
Efficiency ratio – Consolidated	67.79%	64.65%	71.24%	3.14	(3.45)
Efficiency ratio – Bank	65.56%	62.41%	68.90%	3.15	(3.34)

Operating basis (non-GAAP): (2)
Return on average assets	0.74%	0.75%	0.31%	(0.01)	0.43
Return on average tangible assets	0.79%	0.80%	0.33%	(0.01)	0.46
Return on average common equity	5.11%	5.20%	2.16%	(0.09)	2.95
Return on average tangible common equity	8.57%	8.70%	3.67%	(0.13)	4.90
Efficiency ratio – Consolidated	67.45%	64.35%	70.15%	3.10	(2.70)
Efficiency ratio – Bank	65.51%	62.37%	68.12%	3.14	(2.61)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Year Ended:
	Dec 31, 2011	Dec 31, 2010	Change
Average Rates:
Yield on non-covered loans and leases	5.52%	5.77%	(0.25)
Yield on covered loans and leases	12.17%	10.86%	1.31
Yield on taxable investments	2.89%	3.46%	(0.57)
Yield on tax-exempt investments (1)	5.78%	5.76%	0.02
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.00
Total yield on earning assets (1)	4.90%	5.15%	(0.25)

Cost of interest bearing deposits	0.74%	1.08%	(0.34)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.48%	0.95%	(0.47)
Cost of term debt	3.59%	3.53%	0.06
Cost of junior subordinated debentures	4.22%	4.25%	(0.03)
Total cost of interest bearing liabilities	0.91%	1.24%	(0.33)

Net interest spread (1)	3.99%	3.91%	0.08
Net interest margin – Consolidated (1)	4.19%	4.17%	0.02

Net interest margin – Bank (1)	4.26%	4.24%	0.02

As reported (GAAP):
Return on average assets	0.64%	0.15%	0.49
Return on average tangible assets	0.68%	0.16%	0.52
Return on average common equity	4.43%	1.01%	3.42
Return on average tangible common equity	7.47%	1.76%	5.71
Efficiency ratio – Consolidated	65.58%	66.90%	(1.32)
Efficiency ratio – Bank	63.26%	65.08%	(1.82)

Operating basis (non-GAAP): (2)
Return on average assets	0.65%	0.12%	0.53
Return on average tangible assets	0.69%	0.13%	0.56
Return on average common equity	4.53%	0.83%	3.70
Return on average tangible common equity	7.63%	1.45%	6.18
Efficiency ratio – Consolidated	65.24%	67.11%	(1.87)
Efficiency ratio – Bank	63.19%	64.54%	(1.35)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Umpqua Holdings Corporation Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	% Change	% Change

Temporary investments & interest bearing cash	$610,019	$741,030	$1,007,345	(18)%	(39)%
Investment securities, taxable	2,886,030	2,964,361	2,550,856	(3)%	13%
Investment securities, tax-exempt	231,934	221,218	226,371	5%	2%
Loans held for sale	112,191	71,527	68,982	57%	63%
Non-covered loans and leases	5,855,751	5,767,172	5,691,794	2%	3%
Covered loans and leases	651,506	690,090	809,984	(6)%	(20)%
Total interest earning assets	10,348,231	10,455,398	10,355,332	(1)%	0%
Goodwill & other intangible assets, net	677,735	678,967	681,966	0%	(1)%
Total assets	11,606,524	11,708,079	11,695,980	(1)%	(1)%

Non-interest bearing demand deposits	1,920,594	1,829,245	1,624,285	5%	18%
Interest bearing deposits	7,349,759	7,558,357	7,826,703	(3)%	(6)%
Total deposits	9,270,353	9,387,602	9,450,988	(1)%	(2)%
Interest bearing liabilities	7,932,082	8,121,323	8,343,628	(2)%	(5)%

Shareholders’ equity - common	1,679,369	1,688,082	1,659,151	(1)%	1%
Tangible common equity (1)	1,001,634	1,009,115	977,185	(1)%	3%

	Year Ended:
(Dollars in thousands)	Dec 31, 2011	Dec 31, 2010	% Change

Temporary investments & interest bearing cash	$638,524	$883,324	(28)%
Investment securities, taxable	2,968,501	1,946,222	53%
Investment securities, tax-exempt	224,085	227,589	(2)%
Loans held for sale	70,335	45,185	56%
Non-covered loans and leases	5,723,771	5,783,452	(1)%
Covered loans and leases	707,026	681,569	4%
Total interest earning assets	10,332,242	9,567,341	8%
Goodwill & other intangible assets, net	679,588	674,597	1%
Total assets	11,600,430	10,830,486	7%

Non-interest bearing demand deposits	1,782,354	1,529,165	17%
Interest bearing deposits	7,519,624	7,078,815	6%
Total deposits	9,301,978	8,607,980	8%
Interest bearing liabilities	8,074,364	7,578,815	7%

Shareholders’ equity - common	1,671,893	1,589,393	5%
Tangible common equity (1)	992,305	914,796	8%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$2,009,849	$1,848,220	$1,603,414	9%	25%
MSR asset, at fair value	18,184	16,612	14,454	9%	26%
MSR as % of serviced portfolio	0.90%	0.90%	0.90%

Mortgage Banking Revenue:
Origination and sale	$9,181	$7,309	$7,395	26%	24%
Servicing	1,250	1,205	1,016	4%	23%
Change in fair value of MSR asset	(1,047)	(1,430)	(1,022)	(27)%	2%
Total	$9,384	$7,084	$7,389	32%	27%

Closed loan volume	$363,189	$279,578	$281,086	30%	29%

	Year Ended:
(Dollars in thousands)	Dec 31, 2011	Dec 31, 2010	% Change

Mortgage Banking Revenue:
Origination and sale	$24,824	$21,233	17%
Servicing	4,714	3,860	22%
Change in fair value of MSR asset	(2,988)	(3,879)	(23)%
Total	$26,550	$21,214	25%

Closed loan volume	$994,517	$785,437	27%

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

Additional tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•         Table 1 – Non-covered, non-performing asset detail by type and by region

•         Table 2 – Non-covered loans past due 30-89 days by type and by region

•         Table 3 – Non-covered loans past due 30-89 days trends

•         Table 4 – Non-covered restructured loans on accrual status by type and by region

•         Table 5 – Non-covered commercial real estate loan portfolio by type and by region

•         Table 6 – Non-covered commercial real estate loan portfolio by type and by year of maturity

•         Table 7 – Non-covered commercial real estate loan portfolio by type and by year of origination

•         Table 8 – Non-covered commercial construction loan portfolio by type and by region

•         Table 9 – Non-covered commercial loan portfolio by type and by region

The following is a distribution of non-covered, non-performing assets by type and by region as of December 31, 2011:

Table 1 - Non-covered, non-performing asset detail by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Non-accrual loans:
Residential development	$9,226	$--	$--	$4,172	$63	$2,375	$15,836
Commercial construction	921	--	568	--	1,859	--	3,348
Commercial real estate	27,183	617	2,286	1,159	7,494	5,747	44,486
Commercial	6,181	1,961	334	1,271	1,462	5,683	16,892
Other	--	--	--	--	--	--	--
Total	$43,511	$2,578	$3,188	$6,602	$10,878	$13,805	$80,562

Loans 90 days past due & accruing:
Residential development	$--	$--	$--	$--	$--	$--	$--
Commercial construction	--	--	--	--	575	--	575
Commercial real estate	--	--	--	--	--	--	--
Commercial	--	--	--	--	47	2,529	2,576
Other	5,590	200	449	2	578	851	7,670
Total	$5,590	$200	$449	$2	$1,200	$3,380	$10,821

Total non-performing loans	$49,101	$2,778	$3,637	$6,604	$12,078	$17,185	$91,383

Other real estate owned:
Residential development	$1,487	$944	$1,457	$589	$3,494	$784	$8,755
Commercial construction	2,383	400	--	--	3,166	--	5,949
Commercial real estate	4,673	140	786	--	7,618	2,700	15,917
Commercial	50	306	--	521	--	--	877
Other	2,099	--	212	--	366	--	2,677
Total	$10,692	$1,790	$2,455	$1,110	$14,644	$3,484	$34,175

Total non-performing assets	$59,793	$4,568	$6,092	$7,714	$26,722	$20,669	$125,558
% of total	48%	4%	5%	6%	21%	16%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of December 31, 2011, the non-covered, non-performing assets of $125.6 million have been written down by 38%, or $76.3 million, from their current par balance of $201.9 million.

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

The following is a distribution of non-covered loans past due 30 to 89 days by loan type by region as of December 31, 2011:

Table 2 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Loans 30-89 days past due:
Residential development	$--	$--	$--	$--	$4,171	$--	$4,171
Commercial construction	--	--	--	662	--	--	662
Commercial real estate	1,721	--	1,029	--	6,867	8,886	18,503
Commercial	901	--	264	--	6,077	2,125	9,367
Other	1,780	--	130	10	4	600	2,524
Total	$4,402	$--	$1,423	$672	$17,119	$11,611	$35,227

The following is a distribution of non-covered loans past due 30 to 89 days by loan type as of December 31, 2011, September 30, 2011 and December 31, 2010:

Table 3 –Non-covered loans past due 30-89 days trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	% Change	% Change
Loans 30-89 days past due:
Residential development	$4,171	$1,319	$640	(216)%	552%
Commercial construction	662	583	8,898	14%	(93)%
Commercial real estate	18,503	30,159	22,924	(39)%	(19)%
Commercial	9,367	8,919	9,422	5%	(1)%
Other	2,524	8,225	6,333	(69)%	(60)%
Total	$35,227	$49,205	$48,217	(28)%	(27)%

The following is a distribution of non-covered restructured loans by loan type by region as of December 31, 2011:

Table 4 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Restructured loans, accrual basis:
Residential development	$14,195	$943	$--	$--	$18,826	$--	$33,964
Commercial construction	8,967	--	--	--	8,171	2,858	19,996
Commercial real estate	10,148	--	5,243	--	4,618	2,602	22,611
Commercial	--	--	--	--	3,191	672	3,863
Other	--	--	--	--	--	129	129
Total	$33,310	$943	$5,243	$--	$34,806	$6,261	$80,563

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

The following is a distribution of the non-covered term commercial real estate portfolio by type and by region as of December 31, 2011:

Table 5 – Non-covered commercial real estate loan portfolio by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Non-owner occupied:
Commercial building	$137,362	$4,938	$29,425	$51,557	$56,891	$127,825	$407,998
Medical office	87,420	217	8,991	--	8,683	15,614	120,925
Professional office	152,048	4,980	51,580	19,961	105,690	59,489	393,748
Storage	40,786	144	15,899	4,044	11,261	45,352	117,486
Multifamily 5+	69,555	485	13,477	9,721	17,978	40,599	151,815
Resort	124	--	666	--	--	392	1,182
Retail	180,805	6,040	30,990	12,309	167,227	64,638	462,009
Residential	28,773	96	7,711	4,225	4,534	20,377	65,716
Farmland & agriculture	2,228	11	--	--	--	16,324	18,563
Apartments	67,575	--	9,134	15,557	17,857	15,833	125,956
Assisted living	111,688	--	56,978	190	10,310	22,359	201,525
Hotel/motel	60,842	--	817	690	17,294	41,804	121,447
Industrial	42,674	2,301	4,717	5,339	29,804	22,006	106,841
RV park	33,425	--	18,934	--	3,023	6,073	61,455
Warehouse	10,107	--	--	--	617	2,196	12,920
Other	18,591	245	1,057	302	1,517	4,621	26,333
Total	$1,044,003	$19,457	$250,376	$123,895	$452,686	$505,502	$2,395,919

Owner occupied:
Commercial building	$198,831	$2,925	$36,580	$21,835	$63,927	$130,793	$454,891
Medical office	95,204	3,593	24,664	930	8,872	26,623	159,886
Professional office	73,623	2,190	10,351	2,197	19,953	21,008	129,322
Storage	--	--	--	--	--	--	--
Multifamily 5+	758	--	42	3,740	--	134	4,674
Resort	8,730	--	4,201	--	2,771	780	16,482
Retail	42,710	620	12,280	3,568	42,739	49,647	151,564
Residential	3,709	142	2,146	--	771	2,917	9,685
Farmland & agriculture	7,002	--	1,252	1,825	--	51,936	62,015
Apartments	418	--	694	--	--	29	1,141
Assisted living	--	--	--	--	--	--	--
Hotel/motel	--	--	--	--	--	--	--
Industrial	53,584	637	11,744	7,280	11,097	35,361	119,703
RV park	663	--	951	--	--	1,812	3,426
Warehouse	9,857	--	607	--	--	6,489	16,953
Other	29,617	--	130	943	--	1,944	32,634
Total	$524,706	$10,107	$105,642	$42,318	$150,130	$329,473	$1,162,376

Total	$1,568,709	$29,564	$356,018	$166,213	$602,816	$834,975	$3,558,295
% of total	44%	1%	10%	5%	17%	23%	100%

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

The following is a distribution of the non-covered term commercial real estate portfolio by type and by year of maturity as of December 31, 2011:

Table 6 – Non-covered commercial real estate loan portfolio by type and by year of maturity
(Dollars in thousands)
			2014-	2016-	2018-	2023 &
	2012	2013	2015	2017	2022	Later	Total
Non-owner occupied:
Commercial building	$31,552	$33,706	$65,672	$87,428	$174,157	$15,483	$407,998
Medical office	10,510	5,940	10,610	20,702	62,425	10,738	120,925
Professional office	26,415	54,669	84,886	92,952	122,141	12,685	393,748
Storage	481	17,367	21,487	22,705	53,867	1,579	117,486
Multifamily 5+	4,175	6,733	28,182	22,799	82,717	7,209	151,815
Resort	--	666	516	--	--	--	1,182
Retail	23,093	38,843	134,311	132,076	127,023	6,663	462,009
Residential	15,402	7,411	7,987	10,649	18,076	6,191	65,716
Farmland & agriculture	459	1,172	6,726	2,123	4,459	3,624	18,563
Apartments	4,456	5,902	22,338	15,113	76,330	1,817	125,956
Assisted living	27,420	4,464	31,014	60,355	76,167	2,105	201,525
Hotel/motel	7,399	8,084	37,476	15,548	40,438	12,502	121,447
Industrial	5,633	6,529	25,597	31,537	28,366	9,179	106,841
RV park	638	4,202	13,463	10,057	30,327	2,768	61,455
Warehouse	1,008	4,352	2,082	1,188	3,273	1,017	12,920
Other	3,964	1,691	4,349	9,549	3,143	3,637	26,333
Total	$162,605	$201,731	$496,696	$534,781	$902,909	$97,197	$2,395,919

Owner occupied:
Commercial building	$16,781	$26,134	$46,190	$78,576	$230,720	$56,490	$454,891
Medical office	1,837	363	8,651	14,648	115,961	18,426	159,886
Professional office	3,122	10,220	18,919	35,003	55,337	6,721	129,322
Storage	--	--	--	--	--	--	--
Multifamily 5+	--	566	891	42	3,175	--	4,674
Resort	--	102	3,461	3,963	4,856	4,100	16,482
Retail	9,829	12,432	29,313	45,353	47,035	7,602	151,564
Residential	1,025	782	4,314	493	1,236	1,835	9,685
Farmland & agriculture	3,568	3,115	11,435	9,440	27,824	6,633	62,015
Apartments	--	--	29	694	418	--	1,141
Assisted living	--	--	--	--	--	--	--
Hotel/motel	--	--	--	--	--	--	--
Industrial	5,847	4,348	21,116	25,660	56,738	5,994	119,703
RV park	82	774	1,123	299	299	849	3,426
Warehouse	874	--	6,876	4,362	4,673	168	16,953
Other	3,194	754	661	3,514	24,243	268	32,634
Total	$46,159	$59,590	$152,979	$222,047	$572,515	$109,086	$1,162,376

Total	$208,764	$261,321	$649,675	$756,828	$1,475,424	$206,283	$3,558,295
% of total	6%	7%	18%	21%	42%	6%	100%

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

The following is a distribution of the non-covered term commercial real estate portfolio by type and by year of origination as of December 31, 2011:

Table 7 – Non-covered commercial real estate loan portfolio by type and by year of origination
(Dollars in thousands)
	Prior to	2001-	2006-	2008-	2010-
	2001	2005	2007	2009	2011	Total
Non-owner occupied:
Commercial building	$8,000	$89,342	$80,574	$136,106	$93,976	$407,998
Medical office	2,516	53,002	12,393	32,832	20,182	120,925
Professional office	11,909	179,541	57,218	72,878	72,202	393,748
Storage	2,401	44,234	28,801	18,754	23,296	117,486
Multifamily 5+	2,701	30,432	24,269	31,551	62,862	151,815
Resort	392	124	--	666	--	1,182
Retail	12,269	212,146	110,638	74,826	52,130	462,009
Residential	1,099	10,953	16,753	16,574	20,337	65,716
Farmland & agriculture	1,310	3,240	1,304	10,099	2,610	18,563
Apartments	911	21,443	20,694	35,808	47,100	125,956
Assisted living	12,539	70,761	45,015	41,645	31,565	201,525
Hotel/motel	16,235	51,303	12,200	37,788	3,921	121,447
Industrial	2,510	58,166	11,396	6,251	28,518	106,841
RV park	3,043	19,540	13,000	11,087	14,785	61,455
Warehouse	987	8,406	3,527	--	--	12,920
Other	67	8,550	10,046	5,504	2,166	26,333
Total	$78,889	$861,183	$447,828	$532,369	$475,650	$2,395,919

Owner occupied:
Commercial building	$14,206	$84,620	$112,144	$141,000	$102,921	$454,891
Medical office	3,474	21,532	25,308	88,381	21,191	159,886
Professional office	3,914	46,627	30,724	21,054	27,003	129,322
Storage	--	--	--	--	--	--
Multifamily 5+	158	1,457	--	--	3,059	4,674
Resort	690	9,603	--	2,841	3,348	16,482
Retail	7,391	44,487	69,090	22,099	8,497	151,564
Residential	448	4,500	2,971	1,033	733	9,685
Farmland & agriculture	2,555	3,502	11,441	20,473	24,044	62,015
Apartments	--	--	--	--	--	--
Assisted living	--	--	--	--	--	--
Hotel/motel	--	13,183	3,357	8,161	1,470	26,171
Industrial	3,597	47,526	14,767	24,907	28,906	119,703
RV park	788	1,190	299	144	1,005	3,426
Warehouse	103	8,248	3,193	4,888	521	16,953
Other	--	4,975	25,690	1,019	950	32,634
Total	$37,353	$278,267	$296,321	$327,839	$222,596	$1,162,376

Total	$116,242	$1,139,450	$744,149	$860,208	$698,246	$3,558,295
% of total	3%	32%	21%	24%	20%	100%

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

The following is a distribution of the non-covered commercial construction portfolio by type and by region as of December 31, 2011:

Table 8 – Non-covered commercial construction loan portfolio by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Non-owner occupied:
Commercial building	$7,408	$--	$2,705	$562	$11,166	$836	$22,677
Medical office	--	--	--	--	--	--	--
Professional office	--	--	--	--	--	1,897	1,897
Storage	5,387	--	--	--	--	--	5,387
Multifamily 5+	4,990	--	--	6,072	--	--	11,062
Retail	13,743	--	--	--	2,030	--	15,773
Residential	18,958	--	5,154	3,950	19,853	5,007	52,922
Apartments	24,637	--	--	--	--	--	24,637
Assisted living	--	--	--	--	5,854	--	5,854
Hotel/motel	--	--	--	--	--	--	--
Industrial	--	--	--	--	--	--	--
Other	87	--	--	--	--	5,783	5,870
Total	$75,210	$--	$7,859	$10,584	$38,903	$13,523	$146,079

Owner occupied:
Commercial building	$5,443	$--	$1,087	$--	$575	$4,645	$11,750
Medical office	430	--	--	--	--	--	430
Professional office	--	--	--	--	--	--	--
Storage	--	--	--	--	--	--	--
Multifamily 5+	--	--	--	--	--	--	--
Retail	--	--	--	--	--	--	---
Residential	1,455	--	--	--	--	578	2,033
Apartments	--	--	--	--	--	--	--
Assisted living	--	--	--	--	--	--	--
Hotel/motel	--	--	--	--	--	--	--
Industrial	2,521	--	71	--	--	--	2,592
Other	--	--	--	--	--	2,182	2,182
Total	$9,849	$--	$1,158	$--	$575	$7,405	$18,987

Total	$85,059	$--	$9,017	$10,584	$39,478	$20,928	$165,066
% of total	52%	0%	5%	6%	24%	13%	100%

Umpqua Holdings Corporation Announces Fourth Quarter & Full Year 2011 Results

January 25, 2012

The following is a distribution of the non-covered commercial loan portfolio by type and by region as of December 31, 2011:

Table 9 – Non-covered commercial loan portfolio by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total

Commercial line of credit	$184,047	$530	$15,990	$12,377	$146,643	$112,920	$472,507
Asset based line of credit	143,684	1,857	15,941	23,262	11,123	52,220	248,087
Term loan	154,282	2,310	20,640	28,561	79,406	87,773	372,972
Agriculture	21,027	148	1,087	1,917	336	67,363	91,878
Municipal	16,923	--	16,274	--	36,765	3,585	73,547
Government guaranteed	--	--	--	--	--	84,221	84,221
Small business	25,569	1,246	14,903	5,452	11,979	25,504	84,653
Total	$545,532	$6,091	$84,835	$71,569	$286,252	$433,586	$1,427,865
% of total	38%	1%	6%	5%	20%	30%	100%

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